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                                                                   EXHIBIT 99.2

                                                          FOR IMMEDIATE RELEASE
                                                                OCTOBER 6, 1997

                                                                      CONTACTS:
                                        STEVE PURCELL - CHIEF FINANCIAL OFFICER
                                    PHONE: (402) 593-4632 - FAX: (402) 537-6197
                                                           E-MAIL: cfo@abii.com

                                   SHELLY VAUGHN - DIRECTOR, INVESTOR RELATIONS
                                    PHONE: (402) 596-8929 - FAX: (402) 537-6197
                                                            E-MAIL: ir@abii.com


      AMERICAN BUSINESS INFORMATION, INC.(R) ANNOUNCES CHANGES TO EXISTING
         SHAREHOLDER RIGHTS PLAN FOR CLASS B COMMON STOCK AND ADOPTION
              OF SHAREHOLDER RIGHTS PLAN FOR CLASS A COMMON STOCK

(OMAHA, NE) -- The Board of Directors of American Business Information, Inc.(R) (NASDAQ: ABII) announced today that on October 3, 1997, it adopted certain changes to its previously adopted stockholders' rights plan, which applies to its Class B Common Stock, and has adopted a new stockholders' rights plan with respect to its Class A Common Stock. These actions are being taken in connection with the reclassification of the Company's existing Common Stock as Class B Common Stock and the dividend of one share of Class A Common Stock for every share of Class B Common Stock outstanding as of October 3, 1997, which actions are the subject of a separate press release.

With respect to its previously adopted stockholders' rights plan, the Company has substituted Series B Preferred Share Purchase Rights (the "Series B Rights") for the previous Series A Preferred Share Rights and adjusted the exercise price for such rights to $60.00 per Series B Right. Under the new stockholders' rights plan for the Class A Common Stock, the Company declared a dividend distribution of one Series A Preferred Share Purchase Right (the "Series A Rights") on each share of the Company's Class A Common Stock. The Series A Rights will have an exercise price of $60.00.

The Series A Rights and Series B Rights would become exercisable in the event of an acquisition of 15 percent or more of the Company's voting stock (other than by an existing 15 percent stockholder). The Series A Rights and the Series B Rights are intended to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all stockholders the fair value of their shares, including a "control premium." Further details of the Series A Rights and the Series B Rights are contained in a letter that will be mailed to all stockholders on October 9, 1997.

American Business Information, Inc.(R) is a leading provider of business and consumer marketing information products and data processing services. Over 1 million customers use the Company's products and services for sales leads, direct mail, market research and credit reference applications. Founded in 1972, the Company is headquartered at 5711 South 86th Circle, P.O. Box 27347, Omaha, NE 68127-0347. American Business Information(R) can be contacted at
(402) 593-4500, or on the World Wide Web at www.SalesLeadsUSA.com.


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